CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated November 10, 2006, for TrendStar Investment Trust, comprising TrendStar Small-Cap Fund and TrendStar American Endeavor Fund and to all references to our firm included in or made a part of this Post-Effective Amendment No. 3 under the Securities Act of 1933 and Amendment No. 6 under the Investment Company Act of 1940 to the TrendStar Investment Trust Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.
(f.k.a. Cohen McCurdy, Ltd.)
Westlake, Ohio
November 28, 2006